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                                                                 EXHIBIT (10)(H)




February 17, 1998



Mr. P. L. Matson
502 East North Avenue
Lake Bluff, IL 60044
U.S.A.



Dear Paul:

This letter confirms the terms of our offer for your employment as Senior Vice President for Human Resources of Pharmacia & Upjohn, Inc. (the "Company") reporting to the President and Chief Executive Officer of the Company. I very much hope that you will find this opportunity attractive and rewarding and will accept our offer. The principal terms of your employment will be:

1. You will join the Company as soon as possible (your "Employment Commencement Date") as Senior Vice President for Human Resources of the Company.

The term of this agreement will be from your Employment Commencement Date until February 28, 2001, and will be automatically renewed for an indefinite period thereafter (the "Term"), unless and until at least sixty (60) days' prior written notice of termination is given by either party stating the date of termination.

You will devote substantially all of your business time to your duties and responsibilities with the Company. However, you will not be precluded from (i) serving on the board of directors of other companies (subject to the reasonable approval of the Chief Executive Officer of the Company) and boards of trade associations or charitable organizations; (ii) engaging in charitable activities and community affairs; or (iii) managing your personal investments and affairs, provided that such activities do not materially interfere with your duties and responsibilities with the Company.

2. Your beginning annual base salary will be $250,000 and will be subject to annual review for increases.
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                                       2                       February 17, 1998





3. You will be included in the Company's Annual Incentive Plan at a level determined by the Compensation Committee of the Board to be appropriate based on your position, job performance and Company policy. Your 1998 incentive compensation target award will be set at 50% of your annual base salary or $125,000. Your incentive compensation award will be subject to adjustment following the end of the year by the performance criteria established by the Compensation Committee of the Board of Directors, but in no event will your 1998 incentive compensation award be less than $65,000.

4. To reimburse you for any housing assistance payment received from your current employer that you may be required to pay back to your current employer as a result of joining the Company, you will receive a cash bonus in the amount of $50,000, payable when it can be determined whether or not you will be required to repay any such housing assistance payment. If your current employer waives or forgives repayment of the remaining housing assistance payment, you will not receive the foregoing $50,000 cash bonus.

5. To provide you with new long-term equity incentive compensation and to replace the equity awards from your current employer that you will lose as a result of joining the Company, the Board of Directors of the Company will grant you, as of your Employment Commencement Date, a stock option for 50,000 shares of the Company's Common Stock, vesting ratably over a three-year period on each of the first three annual anniversaries of your Employment Commencement Date.

The exercise price of the stock options will be the fair market value (defined in the Company's Long-Term Incentive Plan as the average of the daily high and low) for Pharmacia & Upjohn Common Stock on the New York Stock Exchange on your Employment Commencement Date. All stock options will be "Incentive Stock Options" to the maximum extent permitted, and the remainder will be non-qualified stock options, under the U.S. Internal Revenue Code, will be subject to the terms of said Plan and will expire no later than ten years from the date of grant.

Beginning in 1999, you will be granted stock options pursuant to the Company's Long-Term Incentive Plan at the same time as other senior executives of the Company and at a level determined by the Compensation Committee of the Board to be appropriate based on your position, job performance, competitive practices and Company policy, which will be in an amount not less than 50,000 shares of the Company's Common Stock.

In addition, you will receive a grant of 5,000 shares of the Common Stock restricted as to sale or transfer until earned. These restricted shares will be earned ratably over a 3-year period on each of the first three annual anniversaries of your Employment Commencement Date.
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                                       3                       February 17, 1998






Stock options and restricted shares not yet vested or earned will nevertheless vest or be earned immediately upon a Change in Control of the Company (as defined in the Company's Long-Term Incentive Plan).

6. You will be eligible to receive employee benefits and perquisites in line with the general plans applicable to our Global Officers including, without limitation, if offered to such other senior executives, pension, profit sharing, savings, deferred compensation, medical, dental, hospitalization, short-term and long-term disability, life insurance, accidental death, travel accident, vacation and any other benefit programs or plans that may be sponsored by the Company, including any plans that supplement the above-listed plans, whether funded or unfunded.

To the extent that there is a period of employment service required as a condition for full benefit coverage under any employee benefit program or plan, you shall be deemed to have met such requirement, and to the extent that you and/or your dependents will not be eligible to participate fully in any medical/dental plan because of any exclusion for preexisting conditions, the Company will waive any such exclusion for pre-existing conditions.

7. In the event your employment is involuntarily terminated by the Company other than for Cause (as defined below), which the Company reserves the right to do at any time during or after the Term of this agreement, or you terminate your employment for Good Reason (as defined below), during the Term of this agreement, provided that you do not enter into Competition (as defined below) with the Company, then, as liquidated damages and in lieu of any other damages or compensation under this agreement, (i) you shall be entitled to receive a lump sum severance payment, payable within 60 days after termination, equal to twice the combined amount of your annual base salary and annual target incentive compensation as in effect on your date of termination; (ii) you shall have your period of employment service used to calculate retirement and other employee benefits, including eligibility for post-retirement medical/dental coverage, extended for two additional years following your employment termination date and the compensation used to calculate your retirement benefits will be determined as if you had continued to receive your then current annual base salary and annual target incentive compensation for two additional years following your employment termination date, which retirement benefits will be paid in a lump sum within 30 days after termination subject to appropriate actuarial reductions consistent with those applied under the plan to reflect your age when you terminate employment; (iii) you will receive a pro-rata annual incentive compensation award in March of the year following your termination equal to the amount you would have received if you had worked for the full year as adjusted for the performance criteria specified for your award multiplied by a fraction where the numerator is the number of months (rounded to the next highest number for a partial month) of the year elapsed
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                                       4                       February 17, 1998








prior to your termination and the denominator is 12; (iv) you and your dependents shall continue to participate (with the same level of coverage) for two additional years following your employment termination date, in all medical/dental, accident, disability and life insurance plans on the same terms as in effect immediately prior to your termination, provided, however, that such benefits will cease on the date of your receiving equivalent benefits from a new employer; (v) you shall be entitled to outplacement services from a provider selected by you, at the expense of the Company, subject to a maximum expense of $25,000; and (vi) you shall receive any other amounts earned, accrued or owing to you under the plans and programs of the Company.

In the event you enter into Competition with the Company within two years after your employment is terminated, and you have received severance payments under subparagraph (i) above, or additional retirement or other employee benefits under subparagraph (ii) above, you agree to promptly repay the amount of such severance payments and additional retirement or other employee benefits to the Company.

8. In the event that, during the Term of this agreement, you voluntarily terminate your employment (other than for Good Reason) or you are discharged by the Company for Cause, you will forfeit your right to receive any salary, incentive compensation or severance pay that has not been fully earned at the time your employment terminates, provided, however, you will be entitled to receive any benefits or amounts accrued but not yet paid as of the date of your termination.

9. You acknowledge that the Company may at any time relocate your place of employment to such location as may at that time constitute the Company's principal executive offices. While you may need to initially be present at the Company's Management Centre in Windsor, England (your temporary living expenses in England incurred by you will be reimbursed by the Company net of any resulting income tax), you will primarily be based at the Company's new headquarters in New Jersey. You will receive the company's customary relocation benefits for your move from your current home in the United States to the Company's new headquarters in New Jersey. You shall be reimbursed for any loss incurred on the sale of your principal U.S. residence (measured by the difference between the net sales price you receive after deducting brokerage fees and closing costs and the original purchase price you paid plus the reasonable cost of improvements made to your residence) up to a maximum amount of $100,000. In lieu of selling your home yourself, the Company will purchase your home for an amount equal to the average appraised value of your home as determined by at least two independent real estate appraisers mutually satisfactory to you and the Company, which amount will be deemed your net sales price for the purpose of determining the amount of any loss to be reimbursed by the Company. The Company will also reimburse you, grossed-up for any resulting taxes, for reasonable house-hunting, personal transportation, moving expenses, temporary living expenses and other related costs associated with your move from your
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                                       5                       February 17, 1998




current residence to the Company's new headquarters in New Jersey, which you may incur at any time prior to August 31, 1999.

10. You will be immediately eligible to participate in, and shall be immediately vested under, the Company's Global Officer Pension Plan, which is not qualified under the U.S. Internal Revenue Code, supplements the officer's other sources of retirement income to provide the officer with the actuarial value of an annual life annuity of 65% of the officer's highest three-year average annual salary and cash bonus compensation within the ten years prior to retirement from the Company, provided the officer retires at age 65 with at least ten years of service under the Plan. Appropriate actuarial adjustments consistent with those applied under the Plan will be made if you have less than ten years of service under the Plan or retire before age 65. The benefits payable under the Company's Global Officer Pension Plan will be offset for any social security or other governmental retirement income and any retirement income from any prior employers that you may be entitled to receive.

11. You are authorized to incur reasonable expenses in carrying out your duties and responsibilities with the Company, and the Company shall promptly reimburse you for all business expenses in accordance with Company policy.

12. During the period of your employment and thereafter, you will maintain the confidentiality of all confidential or proprietary information relating to the business of the Company or any of its subsidiaries or affiliates, provided, however, you may disclose such information as (i) may be required or appropriate in carrying out your duties at the Company or (ii) may be required for you to disclose by applicable law, governmental regulations or judicial or regulatory process.

13. To the fullest extent permitted by applicable law, all intellectual property (including patents, trademarks, and copyrights) which are made, developed or acquired by you in the course of your employment with the Company will be and remain the absolute property of the Company, and you shall assist the Company in perfecting and defending its rights to such intellectual property.

14. In consideration of the offer of employment and the compensation and benefits provided hereunder, without the written consent of the Chief Executive Officer of the Company, you agree that during the period of your employment with the Company and for a period of two years following the termination of your employment, you will not enter into Competition with the Company. "Competition" as used in this agreement means that you engage in substantially the same work as you had been engaged in while employed by the Company with another pharmaceutical company (except companies where sales from pharmaceutical products constitute less than 20% of total sales) as either an employee or consultant. Anything herein to the contrary
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                                       6                       February 17, 1998






notwithstanding, your service solely as a member of the Board of Directors of a company whose annual sales are less than $100 million shall not be deemed to be Competition for purposes of this agreement. For purposes of the preceding sentence, if a company is a subsidiary of another company, the sales of both companies shall be taken into account.

15. To the fullest extent permitted by applicable law, the Company will, during and after termination of your employment, indemnify you (including providing advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by you in connection with the defense of any lawsuit or other claim or investigation to which you are made, or threatened to be made, a party or witness by reason of being or having been an officer, director or employee of the Company or any of its subsidiaries or affiliates. In addition, you will be covered under any directors' and officers' liability insurance policy for your acts (or non-acts) as an officer or director of the Company or any of its subsidiaries or affiliates to the extent the Company provides such coverage for its senior executive officers.

16. Any disputes arising under or in connection with this agreement shall, unless other arrangements are agreed to by you and the Company, be resolved by binding arbitration to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association, and judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Costs of the arbitration, including (but not by way of limitation) reasonable attorney's fees of both parties, shall be borne by the party which does not prevail in the proceedings, but in no event shall a party be liable to pay for such costs in excess of $25,000. In the event that each party prevails as to certain aspects of the proceedings, the arbitrator(s) shall determine an appropriate allocation of costs between the parties.

17. In the event of termination of your employment, you will immediately, unless otherwise requested by the Company's Board of Directors, resign from all directorships, trusteeships, other offices and employment held at that time with the Company or any of its subsidiaries or affiliates.

18. For purposes of this agreement, "Cause" means (i) a material breach by you of your duties and responsibilities (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company, and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; or (ii) your conviction of a felony which is materially and demonstrably injurious to the Company as determined in the sole discretion of the Board of Directors of the Company.
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                                       7                       February 17, 1998







19. For purposes of this agreement, "Good Reason" means that, without your consent, (i) your rate of annual base salary or the cash target amount of your annual cash incentive bonus are reduced in a manner that is not applied proportionately to all other senior executive officers of the Company; (ii) the Company fails to retain you as a Senior Vice President of the Company, although the Company may at any time change your job description or reporting relationship without constituting "Good Reason;" (iii) there is a material diminution of your primary job function, or the assignment to you of duties which are materially inconsistent with your primary job function, or which materially impair your ability to perform your primary job function with the Company; (iv) the Company delivers to you a written notice of intended termination of this agreement pursuant to Section 1 above at a time when the Company would not have Cause to terminate your employment; or (v) there is a material breach of this agreement by the Company which is not remedied in a reasonable period of time after receipt of written notice from you specifying such breach.

20. The obligation of the Company to make any payments provided for hereunder and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take other action by way of mitigation of the amounts payable to you under any of the provisions of this agreement, and such amounts shall not be reduced (except as otherwise specifically provided herein) whether or not you obtain other employment.

21. In the event of any change in the outstanding shares of the Company's Common Stock (including any increase or decrease in such shares) by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends, the Compensation Committee of the Board may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock provided for in this agreement.

22. As with all prospective employees, a recent medical examination evidencing general good health must be completed prior to employment. Your physician should send the results of such examination to the Company's Chief Medical Officer.

23. This agreement will be governed by and construed in accordance with the laws of the State of New Jersey, U.S.A.

24. (a) No rights or obligations of the Company under this agreement may be assigned or transferred
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by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or pursuant to the sale or transfer of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company.

         (b) This agreement shall not be terminated by any merger, consolidation or transfer of assets of the Company referred to above. In the event of any such merger, consolidation or transfer of assets, the provisions of this agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

         (c) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to above, it will cause any successor or transferee unconditionally to assume, either contractually or as a matter of law, all of the obligations of the Company hereunder.

         (d) This agreement shall inure to the benefit of, and be enforceable by or against, you or your personal or legal representatives, executors, administrators, successors, heirs, distributes, designees and legatees. None of your rights or obligations under this agreement may be assigned or transferred by you other than your rights to compensation and benefits, which may be transferred only by will or operation of law. If you should die while any amounts or benefits have been accrued by you but not yet paid as of the date of your death and which would be payable to you hereunder had you continued to live, all such amounts and benefits unless otherwise provided herein shall be paid or provided in accordance with the terms of this agreement to such person or persons appointed in writing by you to receive such amounts or, if no such person is so appointed, to your estate.

25. No provisions of this agreement may be waived, modified or discharged unless such waiver, modification or discharge is agreed to in writing signed by both you and an authorized officer of the Company. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party which are not set forth expressly in this agreement.

26. This agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein.
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27.      This agreement may be executed by the parties in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. A faxed signature of a party which is a reproduction of a genuine signature of that party shall be conclusive evidence of execution of this agreement by that party.

Very truly yours,




FRED HASSAN
Chief Executive Officer


I accept the terms set forth in this letter and will serve in the capacity stated:




--------------------------------------
PAUL L. MATSON






Dated: February ____, 1998